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Exhibit 3.4

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
EL BANCO FINANCIAL CORPORATION

        Pursuant to O.C.G.A. § 14-2-1006 of the Georgia Business Corporation Code, El Banco Financial Corporation, a Georgia corporation, hereby submits the following Articles of Amendment:

1.

        The name of the corporation is El Banco Financial Corporation (the "Corporation")

2.

        Effective the date hereof, the Amended and Restated Articles of Incorporation of the Corporation are hereby amended by deleting Article I in its entirety and substituting therefor the following (the "Amendment"):

"ARTICLE ONE
NAME

        The name of the corporation is Banuestra Financial Corporation."

3.

        The Amendment was duly adopted and approved by the board of directors of the Corporation by unanimous written consent as of November 20, 2006.

4.

        Pursuant to Section 14-2-1002(8) of the Georgia Business Corporation Code, shareholder approval of this Amendment is not required.

5.

        The publication of Notice of Change of Corporation Name will be published pursuant to O.C.G.A. 14-2-1006.1(b).

        IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer on November 20, 2006.

/s/ Richard Chambers Name: Richard Chambers Title: Vice Chairman

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF EL BANCO FINANCIAL CORPORATION